Exhibit 99.1

PRESS RELEASE

October 6, 2005

CONTACT:	ECB Bancorp, Inc.
Gary M. Adams, Chief Financial Officer
(252) 925-5525
(252) 925-8491 facsimile

FOR IMMEDIATE RELEASE

ECB BANCORP, INC ANNOUNCES FILING OF REGISTRATION STATEMENT

Engelhard, North Carolina. – ECB Bancorp, Inc. (“ECB”) today announced that it had filed a registration statement with the Securities and Exchange Commission relating to the proposed public offering of 750,000 shares of its common stock. The underwriter for the offering will be granted an option for the purchase of up to an additional 112,500 shares of common stock to cover over-allotments. ECB anticipates offering these shares of common stock during the fourth quarter of 2005. The offering will represent new financing for ECB. The exact terms of the offering, which will be made only by a final prospectus, have not yet been disclosed. Keefe, Bruyette & Woods will be acting as the sole underwriter and book-running manager for the public offering.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

When available, copies of a written prospectus for the offering may be obtained from the syndicate desk of Keefe, Bruyette & Woods, Inc., by contacting them at the following address and telephone number: 787 Seventh Avenue, 4th Floor, New York, New York 10019; (212) 887-8968.

About ECB Bancorp:

ECB Bancorp, Inc. is a bank holding company headquartered in Engelhard, North Carolina. Its wholly-owned subsidiary, The East Carolina Bank, is a state-chartered, community bank insured by the FDIC. The Bank provides a full range of financial services through its 20 offices in eastern North Carolina. ECB’s common stock is listed on The Nasdaq Capital Market under the symbol “ECBE.”

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